EXHIBIT 21.1
LIST OF SUBSIDIARIES


Waterlink Separations, Inc., a Delaware corporation
Waterlink Technologies, Inc., a Delaware corporation
Waterlink Management, Inc., an Ohio corporation
Barnebey Sutcliffe Corporation, an Ohio corporation
C'treat Offshore, Inc., a Texas corporation
Waterlink Biological Wastewater Systems, Inc., a Delaware corporation Waterlink N.S. , Inc., a Delaware corporation
Waterlink UK Holdings Limited, a UK corporation
Sutcliffe Speakman Carbons Limited, a UK corporation
Sutcliffe Croftshaw Limited, a UK corporation
Lakeland Processing Limited, a UK corporation
Sutcliffe Speakmanco 5 Limited, a UK corporation
Sutcliffe Speakman Limited, a UK corporation